UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2015
 SCYNEXIS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street, Suite 3610
Jersey City, New Jersey 07302-6548
(Address of principal executive offices, including zip code)

(919) 544-8636
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer
On November 2, 2015, Mr. Eric Francois joined SCYNEXIS, Inc. as its Chief Financial Officer and will report to Marco Taglietti, M.D., SCYNEXIS’ Chief Executive Officer.
Prior to joining SCYNEXIS, Mr. Francois served from November 2013, to October 2015, as the Chief Operating Officer of Topi Inc., a technology company that built a mobile application to enhance participants' experience at conferences and meetings, where he was responsible for all business-related functions including finance, sales and marketing and client retention. Prior to Topi, Mr. Francois served as Director in the Equity Capital Markets Group at Lazard Ltd (NYSE:LAZ) from September 2007 to November 2013 where he advised executive management teams and Boards on market positioning and fundraising strategies. Prior to Lazard Ltd, Mr. Francois worked for Cowen and Company (Nasdaq:COWN) from 1999 - 2007 where he last held the position of Vice President in the Equity Capital Markets Group / Convertible Debt Group. Mr. Francois holds a B.A. in Economics and Business Administration and a M.A. in Marketing from the Paris-Sorbonne University.
In connection with Mr. Francois’ appointment as Chief Financial Officer, Mr. Francois has entered into an employment agreement with SCYNEXIS which provides that Mr. Francois shall receive an annual base salary of $350,000 and be eligible to receive a discretionary bonus equal to up to thirty-five percent (35%) of his annual base salary. In addition Mr. Francois was granted an option to purchase 100,000 shares of SCYNEXIS common stock under the SCYNEXIS 2015 Inducement Award Plan, at a per share exercise price of $6.53, the closing trading price on November 2, 2015. The option has a ten-year term and one-fourth (1/4) of the shares subject to the option shall vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six (36) months thereafter, provided Mr. Francois continues to provide service to SCYNEXIS.
Mr. Francois’s employment agreement further provides that in the event Mr. Francois’s employment is terminated by SCYNEXIS other than for just cause (as defined in the employment agreement) or Mr. Francois terminates his employment for good reason (as defined in the employment agreement), then Mr. Francois shall be entitled to a cash severance payment equal to six months of his then effective base salary and the portion of any unvested shares subject to outstanding options or restricted stock awards shall accelerate and be fully vested as of the date of such termination as if Mr. Francois had continued to provide an additional six months of service to SCYNEXIS. Mr. Francois, and his beneficiaries, shall also be entitled to continued medical and health coverage until the earlier of (i) his enrollment in another group health insurance plan, (ii) his, or his beneficiaries, qualification for Medicare, or (iii) six months from the date of his termination. In addition, in the event Mr. Francois’s employment is terminated by SCYNEXIS other than for just cause or Mr. Francois terminates his employment for good reason within twelve months after a change of control (as defined in the employment agreement) of SCYNEXIS, then Mr. Francois shall be entitled to a cash severance payment equal to twelve months of his then effective base salary and 100% of any unvested shares subject to outstanding options or restricted stock awards shall accelerate and be fully vested as of the date of such termination. Mr. Francois, and his beneficiaries, shall also be entitled to continued medical and health coverage until the earlier of (i) his enrollment in another group health insurance plan, (ii) his, or his beneficiaries, qualification for Medicare, or (iii) twelve months from the date of his termination. SCYNEXIS’s obligation to pay severance is conditioned upon Mr. Francois executing a release in favor of SCYNEXIS.

Item 9.01.                     Financial Statements and Exhibits
(d) Exhibits. The following Exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Employment Agreement, effective November 1, 2015, between the SCYNEXIS, Inc. and Eric Francois.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Dated: November 2, 2015	By:	/s/ Marco Taglietti, M.D.
Marco Taglietti, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement, effective November 1, 2015, between the SCYNEXIS, Inc. and Eric Francois.